Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of

Directors of Cascadian Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cascadian Therapeutics, Inc. as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 8, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2010.

Seattle, Washington

March 8, 2018

CASCADIAN THERAPEUTICS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	As of December 31,
	2017	2016
ASSETS
Current:
Cash and cash equivalents	$16,777	$13,721
Short-term investments	76,500	49,084
Accounts and other receivables	344	238
Prepaid and other current assets	1,218	1,411

Total current assets	94,839	64,454
Long-term investments	7,711	—
Property and equipment, net	656	1,402
Goodwill	16,659	16,659
Other assets	960	750

Total assets	$120,825	$83,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$2,246	$824
Accrued and other liabilities	6,085	3,323
Accrued compensation and related liabilities	3,073	4,274
Current portion of restricted share unit liability	355	352

Total current liabilities	11,759	8,773
Other liabilities	—	105
Class UA preferred stock, 12,500 shares authorized, 12,500 shares issued and outstanding	30	30
Commitments and contingencies
Stockholders’ equity:

Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2017 and 2016; Series A Convertible Preferred Stock – 2,500 shares and 10,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively; Series B Convertible Preferred Stock – 5,333 shares issued and outstanding as of December 31, 2017 and 2016; Series C Convertible Preferred Stock – 7,500 shares issued and outstanding as of December 31, 2017 and 2016; Series D Convertible Preferred Stock – 17,250 shares issued and outstanding as of December 31, 2017 and 2016; Series E Convertible Preferred Stock – 1,818 shares and zero shares issued and outstanding as of December 31, 2017 and 2016, respectively

	—	—
Common stock, $0.0001 par value; 130,000,000 shares and 66,666,667 shares authorized as of December 31, 2017 and 2016, respectively; 50,598,611 shares and 22,562,640 shares issued and outstanding as of December 31, 2017 and 2016, respectively	353,852	353,849
Additional paid-in capital	389,637	297,922
Accumulated deficit	(629,268)	(572,334)
Accumulated other comprehensive loss	(5,185)	(5,080)

Total stockholders’ equity	109,036	74,357

Total liabilities and stockholders’ equity	$120,825	$83,265

See accompanying notes to the consolidated financial statements

CASCADIAN THERAPEUTICS, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2017	2016	2015
Operating expenses
Research and development	$43,980	$27,467	$23,468
General and administrative	14,109	17,630	9,321
Intangible asset impairment	—	19,738	—

Total operating expenses	58,089	64,835	32,789

Loss from operations	(58,089)	(64,835)	(32,789)
Other income
Investment and other income, net	1,155	222	80
Change in fair value of warrant liability	—	—	128

Total other income, net	1,155	222	208

Loss before income taxes	(56,934)	(64,613)	(32,581)
Income tax benefit	—	(6,908)	—

Net loss	(56,934)	(57,705)	(32,581)

Deemed dividend related to beneficial conversion feature on convertible preferred stock	(982)	(2,588)	—

Net loss attributable to common stockholders	$(57,916)	$(60,293)	$(32,581)

Net loss per share — basic and diluted (1)	$(1.21)	$(3.13)	$(2.02)

Shares used to compute basic and diluted net loss per share (1)	47,966,493	19,264,121	16,102,860

(1)	Basic and diluted net loss per share, and shares to used compute basic and diluted net loss per share for the year ended December 31, 2015 have been adjusted retroactively to reflect the 1-for-6 reverse stock split.

See accompanying notes to the consolidated financial statements

CASCADIAN THERAPEUTICS, INC.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,
	2017	2016	2015
Net loss	$(56,934)	$(57,705)	$(32,581)
Other comprehensive income (loss):
Available-for-sale securities:
Unrealized gains (loss) during the period, net	(105)	(16)	27

Other comprehensive income (loss)	(105)	(16)	27

Comprehensive loss	$(57,039)	$(57,721)	$(32,554)

See accompanying notes to the consolidated financial statements

CASCADIAN THERAPEUTICS, INC.

Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Stockholders’
	Shares (1)	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance at January 1, 2015	15,266,899	$353,856	10,000	$—	$224,549	$(482,048)	$(5,091)	$91,266

Net loss	—	—	—	—	—	(32,581)	—	(32,581)
Unrealized gains on available-for-sale securities	—	—	—	—	—	—	27	27
Common stock issued, net of offering costs of $1.5 million	2,449,943	1	—	—	20,557	—	—	20,558
Series B Convertible Preferred Stock issued, net of offering costs of $0.1 million	(666,667)	—	5,333	—	1,863	—	—	1,863
Series C Convertible Preferred Stock issued	(1,250,000)	(1)	7,500	—	—	—	—	(1)
Issuances under employee stock purchase plan	11,255	—	—	—	112	—	—	112
Restricted stock units converted	12,231	—	—	—	278	—	—	278
Share-based compensation expense	—	—	—	—	2,179	—	—	2,179
Stock options exercised	3,324	—	—	—	34	—	—	34

Balance at December 31, 2015	15,826,985	353,856	22,833	—	249,572	(514,629)	(5,064)	83,735

Net loss	—	—	—	—	—	(57,705)	—	(57,705)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(16)	(16)
Common stock issued, net of offering costs of $2.4 million	6,708,333	4	—	—	29,820	—	—	29,824
Series D Convertible Preferred Stock issued, net of offering costs of $0.3 million	—	—	17,250	—	13,458	—	—	13,458
Beneficial conversion feature related to the issuance of Series D preferred stock	—	—	—	(2,588)	2,588	—	—	—
Deemed dividend related to beneficial conversion feature of Series D preferred stock	—	—	—	2,588	(2,588)	—	—	—
Reverse stock split adjustment	(7)	(11)	—	—	11	—	—	—
Issuances under employee stock purchase plan	19,161	—	—	—	91	—	—	91
Restricted stock units converted	8,168	—	—	—	60	—	—	60
Share-based compensation expense	—	—	—	—	4,685	—	—	4,685
Recovery of related party short-swing profit	—	—	—	—	225	—	—	225

Balance at December 31, 2016	22,562,640	353,849	40,083	—	297,922	(572,334)	(5,080)	74,357

Net loss	—	—	—	—	—	(56,934)	—	(56,934)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(105)	(105)
Common stock issued, net of offering costs of $5.6 million	26,659,300	3	—	—	82,353	—	—	82,356
Series E Convertible Preferred Stock issued, net of offering costs of $0.4 million	—	—	1,818	—	5,616	—	—	5,616
Conversion of Series A Preferred Shares	1,250,024	—	(7,500)	—	—	—	—	—
Issuances under employee stock purchase plan	65,437	—	—	—	184	—	—	184
Beneficial conversion feature related to the issuance of Series E preferred stock	—	—	—	(982)	982	—	—	—
Deemed dividend related to beneficial conversion feature of Series E preferred stock	—	—	—	982	(982)	—	—	—
Restricted stock units converted	61,210	—	—	—	236	—	—	236
Share-based compensation expense	—	—	—	—	3,026	—	—	3,026
Recovery of related party short-swing profit	—	—	—	—	300	—	—	300

Balance at December 31, 2017	50,598,611	$353,852	34,401	$—	$389,637	$(629,268)	$(5,185)	$109,036

(1)	Common stock shares for the years ended December 31, 2015 and 2014 have been adjusted retroactively to reflect the 1-for-6 reverse stock split.

See accompanying notes to the consolidated financial statements

CASCADIAN THERAPEUTICS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities
Net loss	$(56,934)	$(57,705)	$(32,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	956	642	613
Amortization of premiums and accretion of discounts on securities	(6)	238	305
Share-based compensation expense	3,345	4,609	2,748
Change in fair value of warrant liability	—	—	(128)
Intangible assets impairment	—	19,738	—
Income tax benefit	—	(6,908)	—
Other	(96)	69	(7)
Net changes in assets and liabilities:
Accounts and other receivables	(106)	(38)	98
Prepaid and other current assets	193	7	(530)
Other long-term assets	(211)	(396)	(124)
Accounts payable	1,422	385	(250)
Accrued and other liabilities	2,762	514	765
Accrued compensation and related liabilities	(1,201)	2,752	(92)
Other long-term liabilities	(105)	(638)	406

Net cash used in operating activities	(49,981)	(36,731)	(28,777)

Cash flows from investing activities
Purchases of investments	(131,752)	(92,268)	(61,556)
Redemption of investments	96,526	71,440	86,027
Purchases of property and equipment	(114)	(147)	(771)

Net cash provided by (used in) investing activities	(35,340)	(20,975)	23,700

Cash flows from financing activities
Proceeds from issuance of common stock and warrants, net of issuance costs	82,540	29,914	20,669
Proceeds from issuance of convertible preferred stock, net of issuance costs	5,616	13,458	1,863
Proceeds from stock options exercised	—	—	34
Cash paid upon conversion of restricted share units	(79)	(20)	(93)
Recovery of related party short-swing profit	300	225	—

Net cash provided by financing activities	88,377	43,577	22,473

Increase (decrease) in cash and cash equivalents	3,056	(14,129)	17,396
Cash and cash equivalents, beginning of year	13,721	27,850	10,454

Cash and cash equivalents, end of year	$16,777	$13,721	$27,850

Supplemental disclosures of non-cash investing and financing activities:
Accretion on convertible preferred stock associated with beneficial conversion feature	$982	$2,588	$—

See accompanying notes to the consolidated financial statements

CASCADIAN THERAPEUTICS, INC.

Notes to the Consolidated Financial Statements

1.	DESCRIPTION OF BUSINESS

Cascadian Therapeutics, Inc. (the Company) is a clinical-stage biopharmaceutical company incorporated in the State of Delaware on September 7, 2007 and is listed on the Nasdaq Global Select Market under the ticker symbol “CASC.” The Company is focused primarily on the development of targeted therapeutic products for the treatment of cancer. The Company’s goal is to develop and commercialize compounds that have the potential to improve the lives and outcomes of cancer patients. The Company’s operations are not subject to any seasonality or cyclicality factors.

On January 30, 2018, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Seattle Genetics, Inc., a Delaware corporation (Seattle Genetics), and Valley Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Seattle Genetics (Merger Sub). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, on February 8, 2018, Merger Sub commenced a tender offer (the Offer) to acquire all of our issued and outstanding shares of common stock (the Shares) at a purchase price of $10 per Share (the Offer Price), net to the seller in cash, without interest and subject to any required withholding taxes.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America (U.S. GAAP) and reflect the following significant accounting policies.

Change in Authorized Shares and Reverse Stock Split

On November 18, 2016, the Company’s stockholders approved a decrease in the Company’s authorized shares of common stock from 200,000,000 to 66,666,667 shares. On a split-effected basis, authorized shares increased from 33,333,333 to 66,666,667 shares. On June 8, 2017, the stockholders of the Company approved an amendment to the Company’s certificate of incorporation to increase the number of the Company’s authorized shares of common stock from 66,666,667 to 130,000,000. The Company filed the Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to effect such amendment.

On November 29, 2016, the Company effected a one-for-six reverse stock split of its outstanding common stock. Each six outstanding shares of the Company’s common stock were combined into one outstanding share of common stock. All per share and share amounts for all periods presented have been adjusted retrospectively to reflect the 1-for-6 reverse stock split.

Basis of consolidation

The Company’s consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries, including Cascadian Therapeutics (Australia) Pty Ltd, Protocell Therapeutics Inc., Oncothyreon Canada Inc., Biomira Management Inc., ProlX Pharmaceuticals Corporation, Biomira BV and Oncothyreon Luxembourg. All intercompany balances and transactions have been eliminated upon consolidation.

Accounting estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make complex and subjective judgments and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. By their nature, these judgments are subject to an inherent degree of uncertainty and as a consequence actual results may differ from those estimates.

Cash and cash equivalents

Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash with original maturities of 90 days or less at the time of purchase. At December 31, 2017, cash and cash equivalents was comprised of $10.3 million in cash, and $6.5 million in money market funds and government securities. As of December 31, 2016, cash and cash equivalents was comprised of $7.2 million in cash and $6.6 million in money market funds. The carrying value of cash equivalents approximates their fair value.

Investments

Investments are classified as available-for-sale securities and are carried at fair value with unrealized temporary holding gains and losses excluded from net income or loss and reported in other comprehensive income or loss and as a net amount in accumulated other comprehensive income or loss until realized. Available-for-sale securities are written down to fair value through income whenever it is necessary to reflect other-than-temporary impairments. The Company determined that the unrealized losses on its marketable securities as of December 31, 2017 were temporary in nature, and the Company currently does not intend to sell these securities before recovery of their amortized cost basis. All short-term investments are limited to a final maturity of less than one year from the reporting date. The Company’s long-term investments are investments with maturities exceeding 12 months from the reporting date. The Company is exposed to credit risk on its cash equivalents, short-term investments and long-term investments in the event of non-performance by counterparties, but does not anticipate such non-performance and mitigates exposure to concentration of credit risk through the nature of its portfolio holdings. If a security falls out of compliance with the Company’s investment policy, it may be necessary to sell the security before its maturity date in order to bring the investment portfolio back into compliance. The cost basis of any securities sold is determined by specific identification. The fair value of available-for-sale securities is based on prices obtained from third-party pricing services. The Company reviews the pricing methodology used by the third-party pricing services including the manner employed to collect market information. On a periodic basis, the Company also performs review and validation procedures on the pricing information received from the third-party pricing services. These procedures help ensure that the fair value information used by the Company is determined in accordance with applicable accounting guidance. The amortized cost, unrealized gain or losses and fair value of the Company’s cash, cash equivalents and investments for the periods presented are summarized below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
As of December 31, 2017:
Cash	$10,300	$—	$—	$10,300
Money market funds	6,477	—	—	6,477
Debt securities of U.S. government agencies	57,851	—	(98)	57,753
Corporate bonds	26,479	—	(21)	26,458

Total	$101,107	$—	$(119)	$100,988

As of December 31, 2016:
Cash	$7,162	$—	$—	$7,162
Money market funds	6,559	—	—	6,559
Debt securities of U.S. government agencies	38,387	1	(10)	38,378
Corporate bonds	10,711	—	(5)	10,706

Total	$62,819	$1	$(15)	$62,805

The following table summarizes the aggregate related fair value of investments with unrealized losses by investment category:

	As of December 31, 2017		As of December 31, 2016
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
Debt securities of U.S. government agencies	$55,276	$(98)	$31,990	$(10)
Corporate bonds	26,458	(21)	8,955	(5)

Total	$81,734	$(119)	$40,945	$(15)

The following table summarizes the Company’s available for sale securities by contractual maturity:

	As of December 31, 2017		As of December 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Less than one year	$83,080	$82,977	$55,657	$55,643
Greater than one year but less than five years	7,727	7,711	—	—

Total	$90,807	$90,688	$55,657	$55,643

Warrants

Warrants issued in connection with the Company’s September 2010 financings were recorded as liabilities as they had the potential for cash settlement upon the occurrence of a fundamental transaction. Changes in the fair value of the warrants were recognized as other income (expense) in the consolidated statements of operations. Warrants issued in connection with the Company’s September 2010 financing expired on October 12, 2015. No liability-classified warrants were outstanding as of December 31, 2017 and 2016.

Accounts and other receivables

Accounts and other receivables are reviewed whenever circumstances indicate that the carrying amount of the receivable may not be recoverable. As of December 31, 2017, the Company does not deem an allowance to be necessary.

Property and equipment, depreciation and amortization

Property and equipment are recorded at cost and depreciated over their estimated useful lives on a straight-line basis, as follows:

Scientific and office equipment	5 years
Computer software and equipment	3 years
Leasehold improvements and leased equipment	Shorter of useful life or the term of the lease

Long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for impairment, the Company first compares the undiscounted cash flows expected to be generated by the asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its estimated fair value. Fair value is determined by management through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. An impairment charge of approximately $0.1 million related to laboratory equipment was recorded in our consolidated statement of operations for the year ended December 31, 2017. No impairment charges were recorded for the years ended December 31, 2016 and 2015.

Indefinite-lived intangible assets — IPR&D

Intangible assets related to In Process Research & Development (IPR&D) are considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts. Upon completion of the project, the Company will make a separate determination of useful life of the IPR&D and the related amortization will be recorded as an expense over the estimated useful life. If the IPR&D is abandoned, the carrying value of the asset will be expensed. During the period the assets are considered indefinite-lived, they will not be amortized but will be tested for impairment on October 1 of each year or more frequently when events or changes in circumstances indicate that the asset may be impaired. In the event that the carrying value of IPR&D exceeds its fair value, an impairment loss would be recognized. Subsequent research and development costs associated with the initial recognition of IPR&D assets are expensed as incurred.

Goodwill

Goodwill is not amortized, but is reviewed annually for impairment on October 1 of each year or more frequently when events or changes in circumstances indicate that the asset may be impaired. In the event that the carrying value of goodwill exceeds its fair value, an impairment loss would be recognized. No impairment charges were recorded for any of the periods presented.

Other liabilities

Other liabilities include the long-term portion of accrued milestone payments and deferred rent. Certain milestone payments under our previous agreement with STC.UNM are accrued on a straight-line basis from initiation of the license agreement to the milestone payment date. Also included in this line item is the long-term portion of deferred rent. Rent expense is recognized on a straight-line basis over the term of the lease. Lease incentives, including rent holidays provided by lessors, and rent escalation provisions are accounted for as deferred rent.

Revenue recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed and determinable, and collection is reasonably assured.

Research and development costs

Research and development expenses include personnel and facility related expenses, which includes depreciation and amortization, outside contract services including clinical trial costs, manufacturing and process development costs, research costs and other consulting services. Research and development costs are expensed as incurred. In instances where the Company enters into agreements with third parties for clinical trials, manufacturing and process development, research, licensing arrangements and other consulting activities, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

The Company’s accruals for clinical trials are based on estimates of the services received and pursuant to contracts with numerous clinical trial centers and clinical research organizations. In the normal course of business, the Company contracts with third parties to perform various clinical trial activities in the ongoing development of potential products. The financial terms of these agreements are subject to negotiation and variation from contract to contract and may result in uneven payment flows. Payments under the contracts depend on factors such as the achievement of certain events, the successful accrual of patients, and the completion of portions of the clinical trial or similar conditions. The objective of the Company’s accrual policy is to match the recording of expenses in its consolidated financial statements to the period in which they are incurred. As such, expense accruals related to clinical trials are recognized based on its estimate of the degree of completion of the event or events specified in the specific clinical study or trial contract.

Income or loss per share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders, which may include a deemed dividend from the amortization of a beneficial conversion feature, by the weighted average number of shares outstanding for the period. Diluted net loss per share is calculated by adjusting the numerator and denominator of the basic net loss per share calculation for the effects of all potentially dilutive common shares. Potential dilutive shares of the Company’s common stock include stock options, restricted share units, warrants, Series A, B, C, D and E convertible preferred stock and shares granted under the 2010 Employee Stock Purchase Plan (ESPP). The calculation of diluted loss per share requires that, to the extent the average market price of the underlying shares for the reporting period exceeds the exercise price of the warrants and the presumed exercise of such securities are dilutive to loss per share for the period, adjustments to net loss used in the calculation are required to remove the change in fair value of the warrants for the period. Furthermore, adjustments to the denominator are required to reflect the addition of the related dilutive shares. Shares used to calculate basic and dilutive net loss per share for the years ended December 31, 2017, 2016 and 2015, were the same, since all potentially dilutive shares were anti-dilutive. Basic and diluted net loss per share for all periods presented have been adjusted retrospectively to reflect the 1-for-6 reverse stock split. For additional information regarding the income or loss per share, see “Note 6 — Share Capital.”

Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the carrying amounts and tax bases of assets and liabilities and losses carried forward and tax credits. Deferred tax assets and liabilities are measured using enacted tax rates and laws applicable to the years in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to the extent that it is more likely than not that deferred tax assets will not be realized.

The Company recognizes the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company does not believe any uncertain tax positions currently pending will have a material adverse effect on its consolidated financial statements nor expects any material change in its position in the next twelve months. Penalties and interest, of which there are none, would be reflected in income tax expense. Tax years are open to the extent the Company has net operating loss carryforwards available to be utilized currently.

Accumulated other comprehensive income (loss)

Comprehensive income or loss is comprised of net income or loss and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on the Company’s available-for-sale investments. In addition to unrealized gains and losses on investments, accumulated other comprehensive income or loss consists of foreign currency translation adjustments which arose from the conversion of the Canadian dollar functional currency consolidated financial statements to the U.S. dollar reporting currency consolidated financial statements prior to January 1, 2008. Should the Company liquidate or substantially liquidate its investments in its foreign subsidiaries, the Company would be required to recognize the related cumulative translation adjustments pertaining to the liquidated or substantially liquidated subsidiaries, as a charge to earnings in the Company’s consolidated statements of operations and comprehensive loss.

There were no reclassifications out of accumulated other comprehensive loss during the years ended December 31, 2017, 2016 and 2015. The table below shows the changes in accumulated balances of each component of accumulated other comprehensive loss for the years ended December 31, 2017, 2016 and 2015:

	Net Unrealized Gains/(losses) on Available-for-Sale Securities	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at December 31, 2014	$(25)	$(5,066)	$(5,091)
Other comprehensive income	27	—	27

Balance at December 31, 2015	$2	$(5,066)	$(5,064)
Other comprehensive loss	(16)	—	(16)

Balance at December 31, 2016	$(14)	$(5,066)	$(5,080)
Other comprehensive loss	(105)	—	(105)

Balance at December 31, 2017	$(119)	$(5,066)	$(5,185)

Share-based compensation

The Company recognizes in the statements of operations the estimated grant date fair value of share-based compensation awards granted to employees over the requisite service period. Share-based compensation expense in the consolidated statements of operations is recorded on a straight-line basis over the requisite service period for the entire award, which is generally the vesting period, with the offset to additional paid-in capital. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted to employees. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

On June 23, 2016, the Company’s stockholders approved a new 2016 Equity Incentive Plan (2016 EIP). As of that date, the Company ceased granting options under its Amended and Restated Share Option Plan (the Option Plan) and transferred the remaining shares available for issuance under the Option Plan to the 2016 EIP. On June 8, 2017, the Company’s stockholders approved an amendment to the 2016 EIP to increase the total shares of common stock available for issuance under the 2016 EIP from 1,200,905 shares to 7,900,905 shares.

For non-employee directors, the Company sponsors a RSU Plan that was established in 2005. According to an amendment to the RSU Plan in October 2011, approximately 25% of each RSU represents a contingent right to receive cash upon vesting, and the Company is required to deliver an amount in cash equal to the fair market value of the shares on the vesting date to facilitate the satisfaction of the non-employee directors’ U.S. federal income tax obligation with respect to the vested RSUs. This amendment resulted in the RSUs being classified as a liability. The outstanding RSU awards are required to be re-measured at each reporting date until settlement of the award, and changes in valuation are recorded as compensation expense for the period. To the extent that the liability recorded in the balance sheet is less than the original award value, the difference is recognized in equity. The Company uses the closing share price of its shares on the Nasdaq Global Market at the reporting or settlement date to determine the fair value of RSUs. In June 2014, the Company’s stockholders approved an increase of 83,333 shares in the number of shares of the Company’s common stock reserved for issuance under the RSU Plan. On June 23, 2016, the stockholders approved the 2016 EIP and the Company ceased granting RSUs under the RSU Plan and transferred the remaining shares available for issuance under the RSU Plan to the 2016 EIP.

The Company maintains an ESPP under which a total of 150,000 shares of common stock were reserved for sale to employees of the Company. The Company recognizes in the statement of operations the estimated fair value of the ESPP, which is determined by the Black-Scholes option pricing model.

For additional information regarding share-based compensation, see “Note 7 — Share-based Compensation.”

Business Combinations

In a business combination, the Company determines if the acquired property and activities meet the definition of a business under current accounting guidance. If the combination meets the definition of a business, the Company measures the significance of the combination to determine the required reporting and disclosure requirements for the transaction. Business combinations are required to be accounted for under the acquisition method which requires that identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree be recognized and measured as of the acquisition date at fair value. In addition, all consideration transferred must be measured at its acquisition-date fair value.

When necessary, the Company uses a third party valuation expert to determine the fair value of the identifiable assets and liabilities acquired. The estimated fair values of in-process research and development acquired in a business combination which have not been fully developed are capitalized as indefinite-lived intangible assets and impairment testing is conducted periodically.

Segment information

The Company operates in a single business segment — research and development of therapeutic products for the treatment of cancer.

Recent accounting pronouncements

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This standard simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test which previously required measurement of any goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under this update, the impairment charge will be measured based on the excess of a reporting unit’s carrying value over its fair value. The standard will be applied prospectively and is effective for a public business entity that is an SEC filer for its annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The Company is currently evaluating any impact this standard may have on its consolidated financial position and results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force. The standard is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The standard addresses the classification of cash flows related to (1) debt prepayment or extinguishment costs, (2) settlement of zero-coupon debt instruments, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance, including bank-owned life insurance, (6) distributions received from equity method investees and (7) beneficial interests in securitization transactions. The standard requires application using a retrospective transition method and is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those years. Early adoption is permitted. The Company adopted this standard on January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated statements of cash flows.

In March 2016, FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation – Stock Compensation. This standard changes how companies account for certain aspects of share-based payments to employees including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This standard is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those years. The Company adopted this standard as of January 1, 2017. Because the Company has incurred net losses since its inception and maintains a full valuation allowance on its net deferred tax assets, the adoption of this standard did not have a material impact on the Company’s financial condition, results of operations and cash flows, or financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to improve financial reporting for leasing transactions. The new standard requires lessees to recognize on the balance sheets a right of use asset and related lease liability. Lessor accounting under the new standard remains similar under current GAAP. The ASU also requires disclosures about the amount, timing, and uncertainty of cash flows arising from leases. The effective date for public entities is fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently evaluating any impact this standard may have on its consolidated financial position and results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance will change how entities measure equity investments that do not result in consolidation and are not accounted for under the equity method and how they present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The new guidance also changes certain disclosure requirements and other aspects of current US GAAP. It does not change the guidance for classifying and measuring investments in debt securities and loans. ASU 2016-01 is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. With the exception of early application guidance outlined in this standard, early adoption is not permitted. The Company adopted this standard on January 1, 2018. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations and cash flows, or financial statement disclosures.

In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606)—Deferral of the Effective Date, which defers by one year the effective date of ASU 2014-09, Revenue from Contracts with Customers. For public entities, the standard is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. The Company adopted this standard on January 1, 2018. As the Company does not currently have any revenue arrangements in the scope of the new revenue standard, this standard did not have an effect on its financial position or results of operations upon adoption.

3.	FAIR VALUE MEASUREMENTS

The Company measures certain financial assets and liabilities at fair value in accordance with a hierarchy which requires an entity to maximize the use of observable inputs which reflect market data obtained from independent sources and minimize the use of unobservable inputs. There are three levels of inputs that may be used to measure fair value:

•	Level 1 — quoted prices in active markets for identical assets or liabilities;

•	Level 2 — observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3 — unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial assets and liabilities measured at fair value on a recurring basis consisted of the following as of December 31, 2017 and 2016:

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial Assets:
Money market funds	$6,477	$—	$—	$6,477	$6,559	$—	$—	$6,559
Debt securities of U.S. government agencies	—	57,753	—	57,753	—	38,378	—	38,378
Corporate bonds	—	26,458	—	26,458	—	10,706	—	10,706

	$6,477	$84,211	$—	$90,688	$6,559	$49,084	$—	$55,643

Financial Liability:
Restricted Share Units	$355	$—	$—	$355	$352	$—	$—	$352

If quoted market prices in active markets for identical assets are not available to determine fair value, then the Company uses quoted prices of similar instruments and other significant inputs derived from observable market data obtained from third-party data providers. These investments are included in Level 2 and consist of debt securities of U.S government agencies and corporate bonds.

There were no transfers between Level 1 and Level 2 during 2016.

4.	PROPERTY AND EQUIPMENT

The table below outlines the cost, accumulated depreciation and amortization and net carrying value of the Company’s property and equipment for the years ended December 31, 2017 and 2016:

	2017
	Cost	Accumulated Depreciation and Amortization	Net Carrying Value
	(In thousands)
Scientific equipment	$1,192	$(939)	$253
Leasehold improvements	1,868	(1,829)	39
Computer software and equipment	423	(325)	98
Office equipment	364	(98)	266

	$3,847	$(3,191)	$656

	2016
	Cost	Accumulated Depreciation and Amortization	Net Carrying Value
	(In thousands)
Scientific equipment	$3,077	$(2,241)	$836
Leasehold improvements	1,627	(1,269)	358
Computer software and equipment	390	(315)	75
Office equipment	170	(37)	133

	$5,264	$(3,862)	$1,402

Depreciation and leasehold improvement amortization expense was $1.0 million, $0.6 million and $0.6 million for the years ended December 31, 2017, 2016 and 2015, respectively. Depreciation and leasehold improvement amortization expense for the year ended December 31, 2017 included accelerated depreciation of $0.3 million on leasehold improvements due to a change in the termination date of the Company’s May 2008 lease.

5.	INTANGIBLE ASSET IMPAIRMENT

On May 5, 2016, the Company entered into an agreement with STC.UNM to mutually terminate the license agreement relating to protocell technology. As a result of the termination and the Company’s intent to no longer develop, license or commercialize the protocell technology, the indefinite-lived intangible assets acquired in the 2014 acquisition of Alpine Biosciences, Inc. (Alpine) were considered impaired. Accordingly, $19.7 million was fully written-off and recorded as intangible asset impairment in the Company’s consolidated statements of operations for the year ended December 31, 2016. The indefinite-lived intangible assets represented the value assigned to in-process research and development when the Company acquired the protocell technology. Additionally, as a result of the impairment, the deferred tax liability, which solely relates to the indefinite-lived intangible assets was reversed, resulting in a federal tax benefit of $6.9 million during the year ended December 31, 2016. See “Note 10 — Income Tax”. The impairment charge did not result in any significant cash expenditures or otherwise impact the Company’s liquidity or cash.

6.	SHARE CAPITAL

The Company has the authority to issue a total of 140,012,500 shares of capital stock divided into three classes as follows:

•	130,000,000 shares of Common Stock, $0.0001 par value per share.

•	10,000,000 shares of Preferred Stock(1), $0.0001 par value per share

•	12,500 shares of Class UA Preferred Stock, no par value (the “ Class UA Preferred Stock ”).

(1)	The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing

Class UA preferred stock

As of December 31, 2017 and 2016, the Company had 12,500 shares of Class UA preferred stock authorized, issued and outstanding. The Class UA preferred stock has the following rights, privileges, and limitations:

Voting. Each share of Class UA preferred stock will not be entitled to receive notice of, or to attend and vote at, any Stockholder meeting unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA preferred stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA preferred stock shall be entitled to receive notice of and to attend and vote at such meeting. Amendments to the certificate of incorporation of Cascadian Therapeutics that would increase or decrease the par value of the Class UA preferred stock or alter or change the powers, preferences or special rights of the Class UA preferred stock so as to affect them adversely would require the approval of the holders of the Class UA preferred stock.

Conversion. The Class UA preferred stock is not convertible into shares of any other class of Cascadian Therapeutics capital stock.

Dividends. The holders of the shares of Class UA preferred stock will not be entitled to receive dividends.

Liquidation preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Class UA preferred stock will be entitled to receive, in preference to the holders of the Company’s common stock, an amount equal to the lesser of (1) 20% of the after tax profits (“net profits”), determined in accordance with Canadian generally accepted accounting principles, where relevant, consistently applied, for the period commencing at the end of the last completed financial year of the Company and ending on the date of the distribution of assets of the Company to its stockholders together with 20% of the net profits of the Company for the last completed financial year and (2) CDN $100 per share.

Holders of Class UA preferred stock are entitled to mandatory redemption of their shares if the Company realizes “net profits” in any year. For this purpose, “net profits … means the after-tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.” The Company has taken the position that this applies to Canadian GAAP and, accordingly, there have been no redemptions to date.

Redemption. The Company may, at its option and subject to the requirements of applicable law, redeem at any time the whole or from time to time any part of the then-outstanding shares of Class UA preferred stock for CDN $100 per share. The Company is required each year to redeem at CDN $100 per share that number of shares of Class UA preferred stock as is determined by dividing 20% of the net profits by CDN $100.

The difference between the redemption value and the book value of the Class UA preferred stock will be recorded at the time that the fair value of the shares increases to redemption value based on the Company becoming profitable as measured using Canadian GAAP.

Preferred stock

As of December 31, 2017 and 2016, the Company had authorized 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of December 31, 2017, the Company had 2,500 shares of Series A convertible preferred stock, 5,333 shares of Series B convertible preferred stock, 7,500 shares of Series C convertible preferred stock, 17,250 shares of Series D convertible preferred stock and 1,818 shares of Series E convertible preferred stock issued and outstanding. As of December 31, 2016, the Company had 10,000 shares of Series A convertible preferred stock, 5,333 shares of Series B convertible preferred stock and 7,500 shares of Series C convertible preferred stock and 17,250 shares of Series D convertible preferred stock issued and outstanding. Shares of preferred stock may be issued in one or more series from time to time by the board of directors of the Company, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of the board of directors of the Company, the preferred stock would generally have preferences over common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Company.

Series A Convertible Preferred Stock

As of December 31, 2017 and 2016, the Company had 2,500 shares and 10,000 shares of Series A convertible preferred stock issued and outstanding, respectively. In July 2017, 7,500 shares of Series A convertible preferred stock were converted into 1,250,024 shares of the Company’s common stock.

On September 22, 2014, in connection with the public offering of 10,000 shares of the Company’s Series A convertible preferred stock, the Company designated 10,000 shares of its authorized and unissued preferred stock as Series A convertible preferred stock and filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock with the Delaware Secretary of State. Each share of Series A convertible preferred stock is convertible into 166.67 shares of the Company’s common stock at any time at the holder’s option. The holder, however, will be prohibited from converting Series A convertible preferred stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the shares of the Company’s common stock then issued and outstanding. In the event of the Company’s liquidation, dissolution, or winding up, holders of Series A convertible preferred stock will receive a payment equal to $0.0001 per share of Series A convertible preferred stock before any proceeds are distributed to the holders of common stock, after any proceeds are distributed to the holder of the Company’s Class UA preferred stock and on parity with any distributions to the holders of the Company’s Series B convertible preferred stock and Series C convertible preferred stock. Shares of Series A convertible preferred stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series A convertible preferred stock will be required to amend the terms of the Series A convertible preferred stock. Shares of Series A convertible preferred stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all common stock;

•	senior to any class or series of capital stock created specifically ranking by its terms junior to the Series A convertible preferred stock;

•	on parity with the Company’s Series B convertible preferred stock, Series C convertible preferred stock and any class or series of capital stock created specifically ranking by its terms on parity with the Series A convertible preferred stock; and

•	junior to the Company’s Class UA preferred stock and any class or series of capital stock created specifically ranking by its terms senior to the Series A convertible preferred stock;

in each case, as to distribution of assets upon the Company’s liquidation, dissolution or winding up whether voluntarily or involuntarily.

Series B Convertible Preferred Stock

As of December 31, 2017 and 2016, the Company had 5,333 shares of Series B convertible preferred stock issued and outstanding.

On February 11, 2015, in connection with the public offering of 1,333 shares of the Company’s Series B convertible preferred stock, the Company designated 5,333 shares of its authorized and unissued preferred stock as Series B convertible preferred stock and filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock with the Delaware Secretary of State. Each share of Series B convertible preferred stock is convertible into 166.67 shares of the Company’s common stock at any time at the holder’s option. The holder, however, will be prohibited from converting Series B convertible preferred stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the shares of the Company’s common stock then issued and outstanding. In the event of the Company’s liquidation, dissolution, or winding up, holders of Series B convertible preferred stock will receive a payment equal to $0.0001 per share of Series B convertible preferred stock before any proceeds are distributed to the holders of common stock, after any proceeds are distributed to the holder of the Company’s Class UA preferred stock and on parity with any distributions to the holders of the Company’s Series A convertible preferred stock and Series C convertible preferred stock. Shares of Series B convertible preferred stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series B convertible preferred stock will be required to amend the terms of the Series B convertible preferred stock. Shares of Series B convertible preferred stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all common stock;

•	senior to any class or series of capital stock created specifically ranking by its terms junior to the Series B convertible preferred stock;

•	on parity with the Company’s Series A convertible preferred stock, Series C convertible preferred stock and any class or series of capital stock created specifically ranking by its terms on parity with the Series B convertible preferred stock; and

•	junior to the Company’s Class UA preferred stock and any class or series of capital stock created specifically ranking by its terms senior to the Series B convertible preferred stock;

in each case, as to distributions of assets upon the Company’s liquidation, dissolution or winding up whether voluntarily or involuntarily.

Series C Convertible Preferred Stock

As of December 31, 2017 and 2016, the Company had 7,500 shares of Series C convertible preferred stock issued and outstanding.

On May 14, 2015, the Company designated 7,500 shares of its authorized and unissued preferred stock as Series C Convertible Preferred Stock and filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock with the Delaware Secretary of State. The Company entered into an exchange agreement with certain affiliates of Biotechnology Value Fund (BVF) to exchange 1,245,022 shares of common stock previously purchased by BVF for 7,500 shares of Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is convertible into 166.67 shares of the Company’s Common Stock at any time at the holder’s option. The holder, however, will be prohibited from converting Series C Convertible Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the shares of the Company’s Common Stock then issued and outstanding. In the event of the Company’s liquidation, dissolution, or winding up, holders of Series C Convertible Preferred Stock will receive a payment equal to $0.0001 per share of Series C Convertible Preferred Stock before any proceeds are distributed to the holders of common stock, after any proceeds are distributed to the holder of the Company’s Class UA Preferred Stock and on parity with any distributions to the holders of the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Shares of Series C Convertible Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series C Convertible Preferred Stock will be required to amend the terms of the

Series C Convertible Preferred Stock. Shares of Series C Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all common stock;

•	senior to any class or series of capital stock hereafter created specifically ranking by its terms junior to the Series C Convertible Preferred Stock;

•	on parity with the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and any class or series of capital stock hereafter created specifically ranking by its terms on parity with the Series C Convertible Preferred Stock; and

•	junior to the Company’s Class UA Preferred Stock and any class or series of capital stock hereafter created specifically ranking by its terms senior to the Series C Convertible Preferred Stock;

in each case, as to distributions of assets upon the Company’s liquidation, dissolution or winding up whether voluntarily or involuntarily.

Series D Convertible Preferred Stock

As of December 31, 2017 and 2016, the Company had 17,250 shares of Series D convertible preferred stock issued and outstanding.

On June 28, 2016, the Company closed a registered direct offering of 17,250 shares of its Series D Convertible Preferred Stock at a price of $800.00 per share directly to affiliates of BVF Partners L.P. (BVF), which are existing stockholders and affiliates of a member of the board of directors, for gross proceeds of $13.8 million. The Company designated 17,250 shares of its authorized and unissued preferred stock as Series D convertible preferred stock and filed a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock with the Delaware Secretary of State.

Each share of Series D Convertible Preferred Stock is convertible into 166.67 shares of the Company’s Common Stock at any time at the holder’s option. The holder, however, will be prohibited from converting Series D Convertible Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 19.99% of the shares of the Company’s Common Stock then issued and outstanding, which percentage may change at the holders’ election to any other number less than or equal to 19.99% upon 61 days’ notice to the Company. In the event of the Company’s liquidation, dissolution, or winding up, holders of Series D Convertible Preferred Stock will receive a payment equal to $0.0001 per share of Series D Convertible Preferred Stock before any proceeds are distributed to the holders of common stock, after any proceeds are distributed to the holder of the Company’s Class UA Preferred Stock and on parity with any distributions to the holders of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock. Shares of Series D Convertible Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series D Convertible Preferred Stock will be required to amend the terms of the Series D Convertible Preferred Stock. Shares of Series D Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all common stock;

•	senior to any class or series of capital stock created that specifically ranks by its terms junior to the Series D convertible preferred stock;

•	on parity with the Company’s Series A convertible preferred stock, Series B Convertible Preferred Stock and Series C convertible preferred stock, and any class or series of capital stock created that specifically ranks by its terms on parity with the Series D convertible preferred stock; and

•	junior to the Company’s Class UA preferred stock and any class or series of capital stock created that specifically ranks by its terms senior to the Series D convertible preferred stock;

in each case, as to distributions of assets upon the Company’s liquidation, dissolution or winding up, whether voluntarily or involuntarily.

Beneficial Conversion Feature

A beneficial conversion feature exists when the effective conversion price of a convertible security is less than the market price per share on the commitment date, creating a discount. The value of the discount is determined by the difference between the market price and the conversion price multiplied by the potential conversion shares purchased. The discount is recognized as a non-cash deemed dividend from the date of issuance to the earliest conversion date.

The Company recognized a beneficial conversion feature in the amount of $2.6 million, calculated as the number of potential conversion shares multiplied by the excess of the market price of its common stock over the price per conversion share of the Series D convertible preferred stock on the commitment date. The non-cash deemed dividends of $2.6 million was recorded in additional paid-in capital and as a deemed dividend on the Series D convertible preferred stock, and was used in determining the net loss applicable to common stockholders in the consolidated statement of operations for the year ended December 31, 2016.

Series E Convertible Preferred Stock

As of December 31, 2017 and 2016, the Company had 1,818 shares and zero shares of Series E convertible preferred stock issued and outstanding.

On January 27, 2017, the Company closed an underwritten offering of 1,818 shares of its Series E convertible preferred stock at a price to the public of $3,300 per share, for gross proceeds of approximately $6.0 million. The Company designated 1,818 shares of its authorized and unissued preferred stock as Series E convertible preferred stock and filed a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock with the Delaware Secretary of State.

Each share of Series E Convertible Preferred Stock is convertible into 1,000 shares of the Company’s Common Stock at any time at the holder’s option. The holder, however, will be prohibited from converting Series E Convertible Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 19.99% of the shares of the Company’s Common Stock then issued and outstanding, which percentage may change at the holders’ election to any other number less than or equal to 19.99% upon 61 days’ notice to the Company. In the event of the Company’s liquidation, dissolution, or winding up, holders of Series E Convertible Preferred Stock will receive a payment equal to $0.0001 per share of Series E Convertible Preferred Stock before any proceeds are distributed to the holders of common stock, after any proceeds are distributed to the holder of the Company’s Class UA Preferred Stock and on parity with any distributions to the holders of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock. Shares of Series E Convertible Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series E Convertible Preferred Stock will be required to amend the terms of the Series E Convertible Preferred Stock. Shares of Series E Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all common stock;

•	senior to any class or series of capital stock created that specifically ranks by its terms junior to the Series E convertible preferred stock;

•	on parity with the Company’s Series A convertible preferred stock, Series B Convertible Preferred Stock, Series C convertible preferred stock and Series D convertible preferred stock, and any class or series of capital stock created that specifically ranks by its terms on parity with the Series E convertible preferred stock; and

•	junior to the Company’s Class UA preferred stock and any class or series of capital stock created that specifically ranks by its terms senior to the Series E convertible preferred stock;

in each case, as to distributions of assets upon the Company’s liquidation, dissolution or winding up, whether voluntarily or involuntarily.

Beneficial Conversion Feature

A beneficial conversion feature exists when the effective conversion price of a convertible security is less than the market price per share on the commitment date, creating a discount. The value of the discount is determined by the difference between the market price and the conversion price multiplied by the potential conversion shares purchased. The discount is recognized as a non-cash deemed dividend from the date of issuance to the earliest conversion date.

The Company recognized a beneficial conversion feature as a non-cash dividend in the amount of $1.0 million, calculated as the number of potential conversion shares multiplied by the excess of the market price of its common stock over the price per conversion share of the Series E convertible preferred stock on the commitment date. The non-cash deemed dividend of $1.0 million was recorded in additional paid-in capital as a deemed dividend on the Series E convertible preferred stock, and was used in determining the net loss applicable to common stockholders in the consolidated statement of operations for the year ended December 31, 2017.

Common stock

On June 8, 2017, the stockholders of the Company approved an amendment to the Company’s certificate of incorporation to increase the number of the Company’s authorized shares of common stock from 66,666,667 to 130,000,000. The Company filed the Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to effect such amendment.

On November 18, 2016, the Company’s stockholders approved a 1-for-6 reverse stock split and separately approved a decrease in the Company’s authorized shares of common stock from 200,000,000 to 66,666,667 shares. On a split-effected basis, authorized shares increased from 33,333,333 to 66,666,667 shares. The reverse stock split became effective on November 29, 2016.

As of December 31, 2017 and 2016, the Company had 130,000,000 shares and 66,666,667 shares of common stock, $0.0001 par value per share, authorized, respectively. The holders of common stock are entitled to receive such dividends or distributions as are lawfully declared on the Company’s common stock, to have notice of any authorized meeting of stockholders, and to exercise one vote for each share of common stock on all matters which are properly submitted to a vote of the Company’s stockholders. As a Delaware corporation, the Company is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of the Company’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of preferred stock. The holders of common stock have no conversion, redemption, preemptive or cumulative voting rights.

Amounts pertaining to issuances of common stock are classified as common stock on the consolidated balance sheet, approximately $5,060 and $2,256 of which represents par value of common stock as of December 31, 2017 and 2016, respectively. Additional paid-in capital primarily relates to amounts for equity financings and share-based compensation.

Warrants

In connection with certain equity and debt financings, the Company issued warrants to purchase shares of its common stock.

In February 2011, the Company issued 8,116 warrants, which were classified as equity, to purchase shares of common stock in connection with a Loan and Security Agreement entered into with General Electric Capital Corporation.

In June 2013, the Company issued warrants to purchase 833,333 shares of common stock, which were classified as equity, in connection with a registered direct offering to Biotechnology Value Fund, L.P. and other affiliates of BVF Partners L.P. (collectively, “BVF”).

A summary of outstanding warrants as of December 31, 2017 and 2016 and changes during the years are presented below.

	2017	2016
	Shares Underlying Warrants	Shares Underlying Warrants
Balance, beginning of year	841,449	841,449

Balance, end of year	841,449	841,449

The following table summarizes information regarding warrants outstanding at December 31, 2017:

Exercise Prices	Shares Underlying Outstanding Warrants	Expiry Date
$18.48	8,116	February 8, 2018
$30.00	833,333	December 5, 2018

	841,449

	Years Ended December 31,
	2017	2016
Shares underlying warrants outstanding classified as equity	841,449	841,449

Equity Financings

On January 27, 2017, the Company closed an underwritten offering of 26,659,300 shares of its common stock at a price to the public of $3.30 per share, for gross proceeds of approximately $88.0 million. The shares included 3,477,300 shares of common stock sold pursuant to the over-allotment option granted by us to the underwriters, which option was exercised in full. In addition, the Company closed a concurrent underwritten offering of 1,818 shares of its Series E convertible preferred stock at a price to the public of $3,300 per share, for gross proceeds of approximately $6.0 million. Each share of Series E convertible preferred stock is non-voting and convertible into 1,000 shares of its common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 19.99% of the common stock then outstanding. Aggregate gross proceeds from the offerings were approximately $94.0 million. Aggregate net proceeds from the offerings, after underwriting discounts and commissions and other expenses of $6.0 million, were approximately $88.0 million.

On June 28, 2016, the Company closed an underwritten public offering of 6,708,333 shares of its common stock at a price to the public of $4.80 per share for gross proceeds of $32.2 million. The shares include 875,000 shares of common stock sold pursuant to the over-allotment option granted by the Company to the underwriters, which option was exercised in full. In addition, the Company closed a registered direct offering of 17,250 shares of its Series D convertible preferred stock at a price of $800.00 per share directly to affiliates of BVF for gross proceeds of $13.8 million. Each share of Series D convertible preferred stock is non-voting and convertible into 1,000 shares of its common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 19.99% of the common stock then outstanding. Aggregate gross proceeds from the offerings were approximately $46.0 million. Aggregate net proceeds from the offerings, after underwriting discounts, commissions and other expenses of $2.7 million, were approximately $43.3 million.

On February 6, 2015, the Company entered into two underwriting agreements with Jefferies LLC, as underwriter, for separate but concurrent offerings of the Company’s securities. On February 11, 2015, the Company closed concurrent but separate underwritten offerings of 2,250,000 shares of its common stock at a price to the public of $9.00 per share, for gross proceeds of approximately $20.3 million and 1,333 shares of its Series B convertible preferred stock at a price to the public of $1,500 per share, for gross proceeds of approximately $2.0 million. Each share of Series B convertible preferred stock is non-voting and convertible into 166.67 shares of the Company’s common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 4.99% of the common stock then outstanding. As part of the common stock offering, the Company also granted the underwriters a 30-day option to purchase 337,500 additional shares of its common stock. On February 18, 2015, the Company closed a partial exercise of the underwriter’s option to purchase 199,943 additional shares of its common stock, at a price to the public of $9.00 per share, less underwriting discounts and commissions, which resulted in net proceeds to the Company of approximately $1.7 million. Aggregate gross proceeds from the offerings were approximately $24.0 million. Aggregate net proceeds from the offerings, after underwriting discounts, commissions and other expenses of $1.6 million, were approximately $22.4 million.

“At-the-Market” Equity Offering Program

On June 2, 2016, the Company entered into a Sales Agreement (the Sales Agreement) with Cowen and Company, LLC (Cowen) to sell shares of the Company’s common stock, par value $0.0001 per share, having aggregate sales proceeds of up to $50,000,000, from time to time, through an “at the market” equity offering program under which Cowen will act as sales agent. The Company terminated the Sales Agreement effective as of the close of business on January 23, 2017. No shares were sold under the Sales Agreement.

Net loss per share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders, which may include a deemed dividend from the amortization of a beneficial conversion feature, by the weighted average number of shares outstanding for the period. Diluted net loss per share is calculated by adjusting the numerator and denominator of the basic net loss per share calculation for the effects of all potentially dilutive common shares. Potential dilutive shares of the Company’s common stock include stock options, restricted share units, warrants, Series A, B, C, D and E convertible preferred stock and shares granted under the 2010 ESPP. The calculation of diluted loss per share requires that, to the extent the average market price of the underlying shares for the reporting period exceeds the exercise price of the warrants and the presumed exercise of such securities are dilutive to loss per share for the period, adjustments to net loss used in the calculation are required to remove the change in fair value of the warrants for the period. Furthermore, adjustments to the denominator are required to reflect the addition of the related dilutive shares. Shares used to calculate basic and dilutive net loss per share for the years ended December 31, 2017, 2016 and 2015 were the same, since all potentially dilutive shares were anti-dilutive.

The following table is a reconciliation of the numerators and denominators used in the calculation of basic and diluted net loss per share computations for the years ended December 31, 2017, 2016 and 2015.

	Years Ended December 31,
	2017	2016	2015
	(in thousands, except share and per share amounts)
Numerator:
Net loss attributable to common stockholders used to compute net loss per share
Basic	$(57,916)	$(60,293)	$(32,581)

Diluted	$(57,916)	$(60,293)	$(32,581)

Denominator:
Weighted average shares outstanding used to compute net loss per share:
Basic	47,966,493	19,264,121	16,102,860

Diluted	47,966,493	19,264,121	16,102,860

Net loss per share—basic and diluted	$(1.21)	$(3.13)	$(2.02)

The following table presents the number of shares that were excluded from the number of shares used to calculate diluted net loss per share. The share data for the years ended December 31, 2017, 2016 and 2015 has been adjusted to reflect the 1-for-6 reverse stock split.

	Years Ended December 31,
	2017	2016	2015
Director and employee stock options	3,170,542	1,866,711	1,225,194
Warrants	841,449	841,449	841,449
Convertible preferred stock (as converted to common stock):
Series A	416,673	1,666,697	1,666,697
Series B	888,851	888,851	888,851
Series C	1,250,022	1,250,022	1,250,022
Series D	2,875,055	2,875,055	—
Series E	1,818,000	—	—
Employee restricted share units	327,820	—	—
Non-employee director restricted share units	95,999	81,619	38,157
Employee stock purchase plan	4,237	1,830	449

7.	SHARE-BASED COMPENSATION

The Company uses the Black-Scholes option pricing model to value the options at each grant date, using the following weighted average assumptions:

	2017	2016	2015
Expected dividend rate	0.00%	0.00%	0.00%
Expected volatility	76.47%	74.63%	72.15%
Risk-free interest rate	1.94%	1.46%	1.63%
Expected life of options in years	5.69	6.22	6.00

The expected life represents the period that the Company’s stock options are expected to be outstanding and is based on historical data. The expected volatility is based on the historical volatility of the Company’s common stock for a period equal to the stock option’s expected life. The risk-free interest rate is based on the yield at the time of grant of a U.S. Treasury security with an expected term equivalent to the expected term of the option. The Company does not expect to pay dividends on its common stock. The amounts estimated according to the Black-Scholes option pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders.

The Company recognizes share-based compensation expense net of estimated forfeitures. The forfeiture rate is estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. The Company’s estimated forfeiture rate at the time of grant is based on its historical experience.

Share-based compensation expense under the 2016 Equity Incentive Plan (2016 EIP), the Amended and Restated Share Option Plan (the Option Plan), and for an inducement grant, was $3.2 million, 4.8 million and $2.1 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Share-based compensation expense for the year ended December 31, 2016 included the acceleration of share-based compensation expense in connection with management changes in the first quarter of 2016. Total compensation cost related to non-vested stock options not yet recognized was $5.3 million as of December 31, 2017, which is expected to be recognized over the next 33 months on a weighted-average basis.

A summary of option activity under the 2016 EIP, Inducement Grant and Option Plan as of December 31, 2017, and changes during the year ended December 31, 2017 is presented below.

Options	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
In US dollars ($US):
Outstanding at January 1, 2017	1,866,711	$13.36
Granted	1,508,623	4.27
Exercised	—	—
Forfeited	(100,680)	13.08
Expired	(104,112)	23.16

Outstanding at December 31, 2017	3,170,542	$8.73	7.57	$1,128

Vested or expected to vest at December 31, 2017	2,940,709	$9.02	7.45	$976

Vested and exercisable at December 31, 2017	1,096,633	$14.57	5.25	$—

The weighted average grant-date fair values of options granted were $2.81, $4.53 and $13.40 for the years ended December 31, 2017, 2016 and 2015, respectively.

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for all options that were in-the-money at December 31, 2017. The total fair value of stock options vested during the years ended December 31, 2017, 2016 and 2015 was $10.9 million, $10.6 million and $8.0 million, respectively. No stock options were exercised for the year ended December 31, 2017 and 2016. There were 3,324 stock options exercised for the year ended December 31, 2015. Cash received from stock option exercises and the total intrinsic value of stock option exercises for the year ended December 31, 2017 and 2016 was zero. Cash received from stock option exercises and the total intrinsic value of stock option exercises for the years ended December 31, 2015 were $34,568 and $39,859, respectively. As of December 31, 2017, there was no exercisable, in-the-money stock options based on the Company’s closing share price of $3.70 on The Nasdaq Global Market.

2016 Equity Incentive Plan

On June 23, 2016, the Company’s stockholders approved the 2016 EIP. As of that date, the Company ceased granting options under its Option Plan, ceased granting restricted shares units under its Amended and Restated RSU Plan (the RSU Plan) and transferred the remaining shares available for issuance under the Option Plan and the RSU Plan to the 2016 EIP. As of the effective date of the 2016 EIP, 1,200,905 shares of common stock were reserved for issuance under the 2016 EIP, consisting of 1,050,000 shares available for awards under the 2016 EIP plus 82,884 and 68,021 shares of common stock previously reserved but unissued under the Option Plan and the RSU Plan, respectively, that were available for issuance under the 2016 EIP on the effective date of the 2016 EIP. On June 8, 2017, the Company’s stockholders approved an amendment to the 2016 EIP to increase the total shares of common stock available for issuance under the 2016 EIP from 1,200,905 shares to 7,900,905 shares. As of December 31, 2017, there were 5,723,523 shares of common stock available for future grant under the 2016 EIP.

All grants under the 2016 EIP may have a term up to ten years from the date of grant. Vesting schedules are determined by the compensation committee of the board of directors or its designee when each award is granted. Upon vesting of RSUs granted to employees, a portion of the RSUs will be settled in cash equivalent to the employee’s minimum required withholding tax on the value of the vested RSUs. The Company measures and recognizes compensation expense for equity-classified restricted stock units (RSUs), and stock options granted to its employees based on the fair value of the awards on the date of grant. The fair value of each RSU was determined to be the closing trading price of the Company’s common shares on the date of grant as quoted in Nasdaq Global Market. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. Share-based compensation expense for equity-classified RSUs, and stock options is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. RSU grants made to its non-employee directors are classified as liabilities. Share-based compensation expense for liability-classified RSUs are re-measured at each reporting date until settlement of the award.

A summary of the RSU activity under the 2016 EIP as of December 31, 2017, and changes during such year is presented below:

Restricted Share Units to Employees	Restricted Share Units	Weighted Average Fair Value per Unit
Non-vested at January 1, 2017	—	$—
Granted	335,920	4.24
Forfeited	(8,100)	4.55

Non-vested at December 31, 2017	327,820	$3.70

Expected to vest at December 31, 2017	327,820	$3.70

Restricted Share Units to Non-Employee Directors	Restricted Share Units	Weighted Average Fair Value per Unit
Non-vested at January 1, 2017	54,348	$4.31
Granted	95,999	3.65
Converted	(54,348)	3.86

Non-vested at December 31, 2017	95,999	$3.70

Expected to vest at December 31, 2017	95,999	$3.70

Under the 2016 EIP, the Company granted 95,999 RSUs with a fair value of approximately $350,000 and 54,348 RSUs with a fair value of $300,000 to its non-employee directors for the year ended December 31, 2017 and 2016, respectively. The Company issued 54,348 shares to its non-employee directors upon conversion of RSUs for the year ended December 31, 2017. Upon vesting, RSUs of 54,348 with a weighted average fair value of $3.86 were converted into 54,348 shares of common stock for the years ended December 31, 2017. The Company withheld 13,590 shares of the 54,348 for the year ended December 31, 2017. The Company delivered to non-employee directors cash totaling $52,412, which was equal to the fair value of the shares withheld on the vesting date in order to facilitate satisfaction of the non-employee directors’ income tax obligation with respect to the vested RSUs for the years ended December 31, 2017. As of December 31, 2017, there was no unrecognized compensation cost related to unvested RSUs.

Share option plan

The Company sponsored an Option Plan under which a maximum fixed reloading percentage of 10% of the issued and outstanding common shares of the Company may be granted to employees, directors, and service providers. Prior to April 1, 2008, options were granted with a per share exercise price, in Canadian dollars, equal to the closing market price of the Company’s shares of common stock on the Toronto Stock Exchange on the date immediately preceding the date of the grant. After April 1, 2008, options were granted with a per share exercise price, in U.S. dollars, equal to the closing price of the Company’s shares of common stock on The Nasdaq Global Market on the date of grant. During the year ended December 31, 2016, the Company granted 313,040 stock options under the Option Plan. No stock options were exercised under the Option Plan during the year ended December 31, 2016. On June 23, 2016, the stockholders approved the 2016 EIP and the Company ceased granting options under the Option Plan. Options granted under the Option Plan prior to January 2010 began vesting after one year from the date of grant, are exercisable in equal amounts over four years on the anniversary date of the grant, and expire eight years following the date of grant. Options granted to employees under the Option Plan after January 2010 vest 25% on the first anniversary of the vesting commencement date, with the balance vesting in monthly increments for 36 months following the first anniversary of grant, and expire eight years following the date of grant. Due to the adoption of the 2016 EIP on June 23, 2016, all shares remaining for future grant under the Option Plan were transferred to the 2016 EIP plan leaving no shares of common stock available for future grant under the Option Plan.

Inducement Grant

On April 4, 2016, the Company made an inducement stock option grant (Inducement Grant) of 474,810 options. Options granted under the Inducement Grant vest 25% on the first anniversary of the vesting commencement date, with the balance vesting in monthly increments for 36 months following the first anniversary of grant, and expire ten years following the date of grant. No stock options were exercised under the inducement grant during the year ended December 31, 2017.

Restricted share unit plan

The RSU Plan was established in 2005 for non-employee directors. On June 23, 2016, the stockholders approved the 2016 EIP and the Company ceased granting RSUs under the RSU Plan.

The RSU Plan provided for grants to be made from time to time by the board of directors or a committee thereof. RSU grants to non-employee directors are classified as liabilities. The fair value of each RSU was determined to be the closing trading price of the Company’s common shares on the date of grant as quoted in Nasdaq Global Market. Each RSU granted was made in accordance with the RSU Plan and terms specific to that grant. Outstanding RSUs under the RSU Plan have a vesting term of one to two years. Approximately 75% of each RSU represents a contingent right to receive approximately 0.75 of a share of the Company’s common stock upon vesting and approximately 25% represents a contingent right to receive cash, equivalent to the value of 0.25 of a share, upon vesting without any further consideration payable to the Company in respect thereof. For the contingent right to receive cash, the Company is required to deliver an amount in cash equal to the fair market value of these shares on the vesting date to facilitate the satisfaction of the non-employee directors’ U.S. federal income tax obligation with respect to the vested RSUs. The outstanding RSU awards are required to be re-measured at each reporting date until settlement of the award, and changes in valuation are recorded as compensation expense for the period. The fair value of the outstanding RSUs on the reporting date was determined to be the closing trading price of the Company’s common shares on that date.

Upon vesting, RSUs of 27,271,10,893 and 16,308 with a weighted average fair value per unit of $3.87, $18.36 and $22.75 were converted into 27,271, 10,893 and 16,308 shares of common stock for the years ended December 31, 2017, 2016 and 2015, respectively. Pursuant to an October 2011 amendment to the Company’s RSU Plan, the Company withheld 6,819 shares of the 27,271 for the year ended December 31, 2017, 2,723 shares of the 10,893 RSUs for the year ended December 31, 2016 and 4,078 shares of the 16,308 RSUs for the year ended December 31, 2015. The Company delivered to its non-employee directors cash totaling $26,395, $20,098 and $92,759, which was equal to the fair value of the shares withheld on the vesting date in order to facilitate satisfaction of the non-employee directors’ income tax obligation with respect to the vested RSUs for the years ended December 31, 2017, 2016 and 2015, respectively.

Upon the adoption of the 2016 EIP on June 23, 2016, all shares remaining for future grant under the RSU Plan became available for issuance under the 2016 EIP plan and the Company ceased granting RSUs under the RSU Plan.

A summary of the RSU activity under the RSU Plan as of December 31, 2017, and changes during the year ended December 31, 2017 is presented below:

Restricted Share Units	Restricted Share Units	Weighted Average Fair Value per Unit
Non-vested at January 1, 2017	27,271	$4.31
Converted	(27,271)	3.87

Non-vested at December 31, 2017	—	$—

Expected to vest at December 31, 2017	—	$—

As of December 31, 2017, there was no unrecognized compensation cost related to unvested RSUs. Under the RSU Plan, the re-measurement of the outstanding RSUs together with the grant and conversion of the RSUs resulted in a reduction of $11,980 and $0.3 million in share-based compensation expense recorded in general and administrative expenses in the consolidated statement of operations for the years ended December 31, 2017 and 2016, respectively. The re-measurement of the outstanding RSUs together with the grant and conversion of the RSUs resulted in $0.6 million in share-based compensation expense recorded in general and administrative expenses in the consolidated statement of operations for the years ended December 31, 2015.

Employee Stock Purchase Plan (ESPP)

The Company adopted an ESPP on June 3, 2010, pursuant to which a total of 150,000 shares of common stock were reserved for sale to employees of the Company. The ESPP is administered by the compensation committee of the board of directors and is open to all eligible employees of the Company. Under the terms of the ESPP, eligible employees may purchase shares of the Company’s common stock at six month intervals during 18-month offering periods through their periodic payroll deductions, which may not exceed 15% of any employee’s compensation and may not exceed a value of $25,000 in any calendar year, at a price not less than the lesser of an amount equal to 85% of the fair market value of the Company’s common stock at the beginning of the offering period or an amount equal to 85% of the fair market value of the Company’s common stock on each purchase date. The maximum aggregate number of shares that may be purchased by each eligible employee during each offering period is 15,000 shares of the Company’s common stock.

Fair value of shares purchases under the Company’s ESPP was estimated at subscription dates using a Black-Scholes valuation model, which requires the input of highly subjective assumptions including expected stock price volatility and expected term. The expected volatility is based on the historical volatility of the Company’s common stock for a period equal to the ESPP’s expected term, which is determined by length of time between the subscription date and the purchase date. The risk-free interest rate is based on the yield at the time of grant of a U.S. Treasury security with an equivalent expected term of the ESPP. The Company does not expect to pay dividends on its common stock.

For the year ended December 31, 2017, 2016 and 2015, expense related to this plan was $0.2 million, $0.1 million and $0.1 million, respectively. As of December 31, 2017, there are 4,237 shares reserved for future purchases and there was approximately $0.1 million of unrecognized compensation cost related to the ESPP, which is expected to be recognized over an estimated weighted-average period of 1.04 years. The following table summarizes information for shares issued under the ESPP for the years ended December 31, 2017, 2016 and 2015:

	Shares Issued for the Years Ended December 31,
Purchase Prices	2017	2016	2015
$2.81	65,437	—	—
$4.45	—	10,900	—
$5.10	—	8,261	—
$8.94	—	—	4,698
$9.72	—	—	1,899
$11.10	—	—	4,656

Total	65,437	19,161	11,253

8.	COLLABORATIVE AND LICENSE AGREEMENTS

Array BioPharma, Inc.

On December 11, 2014, the Company entered into a License Agreement (the License Agreement) with Array BioPharma Inc. (Array). Pursuant to the License Agreement, Array granted the Company an exclusive license to develop, manufacture and commercialize tucatinib (previously known as ONT-380), an orally active, reversible and selective small-molecule HER2 inhibitor.

Under the terms of the License Agreement, the Company paid Array an upfront fee of $20 million, which was recorded as part of research and development expense upon initiation of the exclusive license agreement. In addition, if the Company sublicenses rights to tucatinib to a third party, the Company will pay Array a percentage of any sublicense payments it receives, with the percentage varying according to the stage of development of tucatinib at the time of the sublicense. Array is also entitled to receive up to a low double-digit royalty based on net sales of tucatinib by the Company and a single-digit royalty based on net sales of tucatinib by the Company’s sublicensees. The term of the license agreement expires on a country-by-country basis upon the later of the expiration of the last valid claim covering tucatinib within that country or 10 years after the first commercial sale of tucatinib within that country.

The License Agreement will expire on a country-by-country basis 10 years following the first commercial sale of the product in each respective country, but may be terminated earlier by either party upon material breach of the License Agreement by the other party or the other party’s insolvency, or by the Company on 180 days’ notice to Array. The Company and Array have also agreed to indemnify the other party for certain of their respective warranties and obligations under the License Agreement.

STC.UNM

Effective June 30, 2014, Alpine Biosciences, Inc, (Alpine) entered into an exclusive license agreement with STC.UNM, by assignment from The Regents of the University of New Mexico, to license the rights to use certain technology relating to protocells, a mesoporous silica nanoparticle delivery platform. The Company subsequently acquired Alpine in August 2014. Under the terms of the license agreement, the Company, as successor to Alpine, had the right to conduct research, clinical development and commercialize all inventions and products that are developed from the platform technology in certain fields of use as described in the license agreement.

On May 5, 2016, the Company entered into an agreement with STC.UNM to terminate the license agreement relating to protocell technology. The agreement provided for a mutual release of claims and payment of a termination and license fee totaling $325,000. As a result of the termination and the Company’s intent to no longer develop, license or commercialize the protocell technology, the indefinite-lived intangible assets acquired in the 2014 acquisition of Alpine were considered impaired. Accordingly, $19.7 million was fully written-off and recorded as intangible asset impairment in the Company’s consolidated statements of operations for the year ended December 31, 2016. The indefinite-lived intangible assets represent the value assigned to in-process research and development when the Company acquired the protocell technology. The Company also recognized a $6.9 million tax benefit during the year ended December 31, 2016, upon the reversal of its deferred tax liability, which solely relates to the indefinite-lived intangible assets. In addition, $1.5 million of previously recorded time-based milestones for license fees associated with the STC.UNM license agreement was reversed from research and development expenses during year ended December 31, 2016. The impairment charge did not result in any significant future cash expenditures, or otherwise impact the Company’s liquidity or cash. Please refer to the “Note 5 – Intangible Asset Impairment” and “Note 10 — Income Tax” of the audited financial statements included in this report for additional information.

Sentinel Oncology Ltd.

In April 2014, the Company entered into an exclusive license and research collaboration agreement with Sentinel Oncology Limited (Sentinel) for the development of novel small molecule Chk1 kinase inhibitors. Under the agreement, the Company has made payments to Sentinel to support their chemistry research. The Company is responsible for preclinical and clinical development, manufacturing and commercialization of any resulting compounds. Sentinel is eligible to receive success-based development and commercial milestone payments up to approximately $90 million based on development and commercialization events, including a $1.0 million milestone for the initiation of GLP toxicology studies and certain payments related to the initiation of certain clinical trials, regulatory approval and first commercial sale. Sentinel is also entitled to a single-digit royalty based on net sales.

9.	NET INVESTMENT AND OTHER INCOME (EXPENSE)

Net investment and other income (expense) include the following components for the periods indicated:

	Years Ended December 31,
	2017	2016	2015
	(In thousands)
Investment income, net	$1,065	$240	$73
Net foreign exchange gain (loss)	(5)	1	(5)
Gain (loss) on sale of equipment	170	(69)	7
Gain on sale of investment	—	—	—
Impairment expense	(75)	—	—
Other income	—	50	5

Total investment and other income, net	$1,155	$222	$80

10.	INCOME TAX

The provision (benefit) for income taxes consists of the following:

	2017	2016	2015
	(In thousands)
Current income tax expense (benefit)	$—	$—	$—
Deferred income tax expense (benefit)	—	(6,908)	—

Total income tax expense (benefit)	$—	$(6,908)	$—

The Company recorded an income tax benefit of $6.9 million in 2016 due to the reversal of its deferred tax liability, which related solely to the impairment of the indefinite-lived intangible asset.

Tax Reform

The Tax Cuts and Jobs Act (“U.S. Tax Act”) was enacted on December 22, 2017. At December 31, 2017, the Company has not completed accounting for the tax effects of enactment of the Act; however, in certain cases, as described below, the Company has made a reasonable estimate of the effects on its existing deferred tax balances. In all cases, the Company will continue to make and refine its calculations as additional analysis is completed. In addition, its estimates may also be affected as the Company gains a more thorough understanding of the tax law.

The U.S. Tax Act reduces the U.S. federal corporate tax rate from 35% to 21% beginning in 2018. The impact of the U.S. Tax Act for the Company is estimated to be a $50.1 million reduction in the Company’s net deferred tax assets to reflect the new statutory rate at which they are expected to reverse. The rate adjustment to the net deferred tax assets is a component of income tax expense and is fully offset by a decrease in the valuation allowance so there is no impact to the Company’s total tax expense.

Starting in 2018, companies may be subject to global intangible low tax income (“GILTI”) which is a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations as well as the new base erosion anti-abuse tax (“BEAT”) under the TCJA. GILTI will be effectively taxed at a tax rate of 10.5%. Due to the complexity of the GILTI tax rules, companies are allowed to make an accounting policy choice of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred or (2) factoring such amounts into a company’s measurement of its deferred taxes under the SAB 118. The Company has not yet made an election with respect to GILTI. The Company will continue to review the GILTI and BEAT rules to determine their applicability to the company as the rules become effective.

The provision for income taxes was different from the expected statutory federal income tax rate as follows:

	2017	2016	2015
Tax benefit at statutory rate	35.0%	35.0%	35.0%
Change in fair value of warrant liability	0.0	0.0	0.1
Stock based compensation	(1.6)	(0.9)	0.8
Other	0.0	0.4	0.4
Tax law changes	(88.1)	0.0	0.0
Change in valuation allowance	54.7	(23.7)	(40.0)
Net operating loss expiration and true ups	0.0	0.0	3.7

Income tax benefit (provision)	0.0%	10.8%	0.0%

The Company’s net deferred tax assets and deferred tax liabilities were recorded in other assets and accrued and other liabilities, respectively on the Consolidated Balance Sheets and consist of the following as of December 31, 2017 and 2016:

	2017	2016
	(In thousands)
Deferred tax assets
Accrued expenses and other	$623	$1,510
Tax benefits from losses carried forward and tax credits	126,552	147,001
Stock based compensation	2,547	4,119
Intangible assets	5,312	9,776
Other	242	207

Total deferred tax assets	$135,276	$162,613
Valuation allowance	(135,180)	(162,414)

Net deferred tax assets	96	199

Deferred tax liabilities
Prepaid expenses	96	199
Intangible asset	—	—

Total deferred tax liabilities	96	199
Net deferred tax liability	$—	$—

Based on the available evidence, the Company has recorded a full valuation allowance against its net deferred income tax assets as it is more likely than not that the benefit of these deferred tax assets will not be realized. The valuation allowance decreased by $27.2 million and increased by $17.0 million during the years ended December 31, 2017 and December 31, 2016, respectively.

The Company has recorded the following reserve for uncertain tax positions as of December 31, 2017, 2016 and 2015:

	2017	2016	2015
	(In thousands)
Balance at January 1	$662	$662	$545
Increase related to prior year tax positions			117
Decrease related to current year tax positions	—	—	—
Lapses of statute of limitations	—	—	—

Balance at December 31	$662	$662	$662

None of the unrecognized tax benefits that, if recognized, would affect the effective tax rate due to valuation allowance. We are currently not under audit by the federal, state and foreign tax authorities. We do not believe that it is reasonably possible that the total amounts of unrecognized tax benefit will materially increase or decrease within the next 12 months.

United States

The Company has accumulated net operating losses of $317.1 million and $260.0 million for United States federal tax purposes at December 31, 2017 and 2016, respectively, some of which are restricted pursuant to Section 382 of the Internal Revenue Code, and which may not be available entirely for use in future years. These losses expire in fiscal years 2018 through 2037. The Company has federal research and development tax credit carryforwards of $0.7 million that will expire in fiscal years 2018 through 2029, if not utilized.

Canada

The Company has unclaimed Canada federal investment tax credits of $16.2 million and $15.2 million at December 31, 2017 and 2016, respectively, that expire in fiscal years 2018 through 2028. The Company has scientific research & experimental development expenditures of $109.1 million and $102.1 million for Canada federal purposes and $47.8 million and $44.7 million for provincial purposes at December 31, 2017 and 2016, respectively. These expenditures may be utilized in any period and may be carried forward indefinitely. The Company also has Canada federal capital losses of $150.2 million and $140.6 million and provincial capital losses of $150.3 million and $140.7 million at December 31, 2017 and 2016, respectively, which can be carried forward indefinitely to offset future capital gains. The Company has accumulated net operating losses of $5.2 million and $4.8 million at December 31, 2017 and 2016 for Canada federal tax purposes and $3.4 million and $3.1 million at December 31, 2017 and 2016 for provincial purposes which expire between 2026 and 2036. The Company is subject to examination by the Canada Revenue Agency for years after 2008. However, carryforward attributes that were generated prior to 2008 may still be adjusted by a taxing authority upon examination if the attributes have been or will be used in a future period.

Australia

The Company formed an Australian entity in late 2017. The Australian entity has accumulated net operating losses of $0.2 million at December 31, 2017. A full valuation allowance has been recorded against its net deferred income tax assets.

Other

The Company files federal and foreign income tax returns in the United States and abroad. For U.S. federal income tax purposes, the statute of limitations is open for 1998 and onward for the United States and Canada due to net operating loss carried forwards.

ASU 2016-09

In 2017, the Company adopted ASU 2016-09 Stock Compensation: Improvements to Employee Share-Based Payment Accounting. As a result, the net operating loss deferred tax asset has increased by $5,000 as a result of the inclusion of the net operating losses related to excess tax benefits. The increase in the deferred tax asset was offset by a full valuation allowance.

11.	CONTINGENCIES, COMMITMENTS, AND GUARANTEES

On January 9, 2016, the Company adopted a Retention Payment Plan, effective as of January 11, 2016 (Retention Plan), to provide cash retention payments to certain employees in order to induce such employees to remain employed through January 10, 2017 (Retention Date). Any employee who participated in the Retention Plan and (i) remained continuously employed by the Company through the Retention Date or (ii) had been terminated by the Company other than for cause prior to the Retention Date, and (iii) signed a general release of claims was paid a lump-sum cash payment as determined on an individual basis. If such employee’s service was terminated for cause or the employee voluntarily resigned prior to the Retention Date, no such payments were to be made. In January 2017, the Company paid $2.5 million related to this plan. An expense of $0.1 million and $2.3 million related to the Retention Plan was recorded in the consolidated statement of operations for the year ended December 31, 2017 and 2016, respectively. As of December 31, 2017, there were no liabilities recorded under the Retention Plan, since all obligations under the Retention Plan were paid in full.

Royalties

Pursuant to various license agreements, the Company may be obligated to make payments based on the achievement of certain event-based milestones, a percentage of revenues derived from the licensed technology and royalties on net sales. As of December 31, 2017, no payments were obligated as there were no milestones achieved, no technology licensed and the Company had no net sales, as defined in the agreements. As such, the Company is not currently contractually committed to any significant quantifiable payments for licensing fees, royalties or other contingent payments.

Employee benefit plan

Under a defined contribution plan available to permanent employees, the Company is committed to matching employee contributions up to limits set by the terms of the plan, as well as limits set by U.S. tax authorities. The Company’s matching contributions to the plan totaled $0.3 million, $0.2 million and $0.2 million for the years ended December 31, 2017, 2016 and 2015, respectively. There were no changes to the plan during the year ended December 31, 2017.

Lease obligations — operating leases

The Company is committed to annual minimum payments under operating lease agreements for its office and laboratory space and equipment) as follows (in thousands):

Year Ending December 31,
2018	$849
2019	1,368
2020	1,410
2021	1,454
2022	499
Thereafter	—

Total	$5,580

Rental expense for operating leases in the amount of $0.5 million has been recorded in the consolidated statements of operations for each of the years ended December 31, 2017, 2016 and 2015.

On December 4, 2017, the Company entered into a lease for a new office location in Seattle, Washington totaling approximately 44,050 rentable square feet (the “New Lease”). The New Lease commenced on January 1, 2018and expires on April 30, 2022. The lease provides for a monthly base rent of $110,125 in 2018, increasing to $124,808 in 2022.

In May 2008, the Company entered into a lease for a facility in Seattle, Washington totaling approximately 17,000 square feet, which was amended in November 2016 to add approximately 2,600 square feet. The lease provided for a monthly base rent of $47,715, increasing to $57,910 in 2018. In connection with the execution of the New Lease, on December 4, 2017, the Company entered into a lease termination agreement for the early termination of the lease dated May 9, 2008 without an early termination fee. In January 2018, the Company terminated the lease.

The Company has also entered into operating lease obligations through November 2019 for certain office equipment, which are included in the table above.

Guarantees

In the normal course of operations, the Company indemnifies counterparties in transactions such as purchase and sale contracts for assets or shares, manufacturing and other service agreements, license agreements, director/officer contracts and leasing transactions. These indemnification agreements may require the Company to compensate the counterparties for costs incurred to third parties as a result of various events, including changes in (or in the interpretation of) laws and regulations, the Company’s breach of contract or negligence, environmental liabilities, or as a result of litigation claims or statutory sanctions that may be suffered by the counterparties as a consequence of the transaction. The terms of these indemnification agreements vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amount that could be required to pay to counterparties. Historically, the Company has not made any significant payments under such indemnification agreements and no amounts have been accrued in the accompanying consolidated financial statements with respect to these indemnification agreements.

12.	RELATED PARTY TRANSACTIONS

Certain of the Company’s affiliates participated in the Company’s recent public underwritten offerings. In January 2017, the Company closed an underwritten offering of 26,659,300 shares of its common stock at a price of $3.30 per share, for gross proceeds of $88.0 million, and 1,818 shares of its Series E convertible preferred stock at a price of $3,300 per share for gross proceeds of $6.0 million. In this offering, affiliates of New Enterprise Associates, a holder of more than 5% of the Company’s outstanding common stock, purchased 1,818 shares of the Company’s Series E preferred stock for an aggregate purchase price of $6.0 million. In June 2016, the Company closed an underwritten public offering of 6,708,333 shares of our common stock at a price to the public of $4.80 per share, for gross proceeds of $32.2 million, and 17,250 shares of its Series D convertible preferred stock at a price of $800.00 per share for gross proceeds of $13.8 million. In this offering, affiliates of BVF, a holder of more than 5% of the Company’s outstanding common stock, purchased 17,250 shares of the Company’s Series D preferred stock for an aggregate purchase price of $13.8 million.

In January 2016, the Company appointed Mr. Mark Lampert as a member of the board of directors as a Class I director of the Company. Mr. Lampert is an affiliate of BVF. On January 17, 2017, Mr. Mark Lampert resigned from the board of directors.

In December 2017, the Company entered into an agreement with CTI BioPharma, Corp (CTI) to sublease property located at 3101 Western Avenue, Seattle, Washington. BVF, a holder of more than 5% of the Company’s outstanding common stock, is a greater than 10% stockholder of CTI, and Mr. Lampert, who resigned from the Company’s board of directors in January 2017, may be deemed to be a beneficial owner of BVF.

Recovery of Stockholder Short-Swing Profit

In August 2016 and November 2017, the Company received a payment of $0.2 million and $0.3 million, respectively, from a related-party stockholder in settlement of a short-swing profit claim under Section 16(b) of the Securities Exchange Act of 1934. The Company recognized these proceeds as a capital contribution from a stockholder, and recorded it as an increase to additional paid-in capital in its Consolidated Balance Sheets as of December 31, 2016 and 2017, respectively.

13.	SUBSEQUENT EVENTS

On January 31, 2018, the Company announced the signing of a definitive merger agreement under which Seattle Genetics has agreed to acquire the Company. Under the terms of the agreement, Seattle Genetics will pay $10.00 per share in cash, or approximately $614 million. The transaction was unanimously approved by the Boards of Directors of both companies.

Under the terms of the definitive merger agreement, on February 8, 2018, Merger Sub commenced a tender offer on or about February 8, 2018 to acquire all of the outstanding shares of common stock of the Company for $10 per share in cash. The tender offer is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of the Company’s common stock (on a fully diluted basis) and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following the closing of the tender offer, a wholly-owned subsidiary of Seattle Genetics will merge with and into the Company, with each share of the Company’s common stock that has not been tendered being converted into the right to receive the same $10 per share in cash offered in the tender offer. The transaction is anticipated to close in the first quarter of 2018.

14.	CONDENSED QUARTERLY FINANCIAL DATA (unaudited)

The following table contains selected unaudited statement of operations information for each quarter of 2017 and 2016. The unaudited information should be read in conjunction with the Company’s audited financial statements and related notes included elsewhere in this report. The Company believes that the following unaudited information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

Quarterly Financial Data:

	Three Months Ended,
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2017
Operating expenses (1)	$11,562	$15,021	$14,358	$17,148
Net loss attributable to common stockholders (3)	(12,384)	(14,709)	(14,061)	(16,762)
Net loss per share — basic and diluted(2)	(0.30)	(0.30)	(0.28)	(0.33)
2016
Operating expenses (1)	$12,970	$30,483	$10,792	$10,590
Net loss attributable to common stockholders (3)	(12,887)	(25,132)	(11,762)	(10,512)
Net loss per share — basic and diluted(2)	(0.81)	(1.57)	(0.52)	(0.47)

(1)	Operating expenses for the three months ended March 31, 2016 includes a cash severance and insurance benefits of $1.6 million and non-cash compensation expense of $2.3 million due to the acceleration of share-based compensation related to changes in management in January 2016. Operating expenses for the three months ended June 30, 2016 includes an intangible asset impairment charge of $19.7 million in connection with our termination of the STC.UNM license agreement and a $1.5 million reversal of the previously recorded time-based milestones for license fees in connection with the termination of the STC.UNM license agreement (see Note 8).

(2)	Basic and diluted net loss per share for all periods presented have been adjusted retroactively to reflect the 1-for-6 reverse stock split.
(3)	Net loss attributable to common stockholders for the three months ended June 30, 2016 included an income tax benefit of $6.9 million due to the reversal of its deferred tax liability, which related solely to the impairment of the indefinite-lived intangible asset (see Note 8), and a $1.6 million deemed dividend related to the beneficial conversion feature on our Series D convertible preferred stock. Net loss attributable to common stockholders for the three months ended September 30, 2016 included a $1.0 million deemed dividend.